Exhibit 21.1

LIST OF SUBSIDIARIES

	Jurisdiction of
	Incorporation or	Percentage of
Name of Subsidiary	Organization	Ownership
CBAK Energy Investments Holdings	Cayman Islands	100%
CBAK Energy Lithium Battery Holdings Co., Ltd.	Cayman Islands	100%
CBAK Energy Technology Limited	Cayman Islands	100%
CBAK Energy C.A. Inc.	California, the United States	100%
BAK Asia Investments Limited	Hong Kong	100%
CBAK New Energy (Nanjing) Co., Ltd	PRC	100%
Shenzhen CBAK Sodium Battery New Energy Co., Ltd.	PRC	100%
Nanjing BFD New Energy Technology Co., Ltd.	PRC	100%
Nanjing CBAK New Energy Technology Co., Ltd	PRC	100%
CBAK New Energy (Suzhou) Co., Ltd.	PRC	90%
China BAK Asia Holdings Limited	Hong Kong	100%
Dalian CBAK Energy Technology Co., Ltd.	PRC	100%
Dalian CBAK Power Battery Co., Ltd.	PRC	100%
CBAK New Energy (Shangqiu) Co., Ltd.	PRC	100%
CBAK Energy Lithium Battery Malaysia Sdn. Bhd.	Malaysia	100%
Hitrans Holdings Co., Ltd.	Cayman Islands	100%
Hong Kong Hitrans Holdings Company Limited	Hong Kong	100%
Dalian CBAK New Energy Co., Ltd.	PRC	100%
Zhejiang Hitrans Lithium Battery Technology Co., Ltd (“Hitrans”)	PRC	67.33%
Anhui Yuanchuang New Energy Materials Co., Ltd.	PRC	100% owned by Hitrans
Shaoxing Haisheng International Trading Co., Ltd.	PRC	100% owned by Hitrans